Exhibit 99.1
Fellow Stakeholders:
     Needless to say, severe economic conditions throughout 2009 presented many challenges and negatively impacted our profitability. In spite of the challenges, this management team remained focused on executing its strategic restructuring plan, but with an expedited horizon. We challenged every assumption used to guide our decisions and implemented additional initiatives to achieve new operational targets relative to facility requirements, logistics, working capital, productivity levels, overhead requirements, and customer service.
     To that end, in spite of the worst economic and market conditions in decades, Gibraltar made significant progress in 2009 on all of those objectives, helping our stock price appreciate by 34%. As part of our longstanding commitment to be the low-cost global producer in our product lines — and to set the stage for a return to profitability in 2010 —we carefully restructured our business, implemented new automated systems, aggressively cut costs, and lowered our breakeven point by $150 million. We implemented a number of actions to substantially strengthen our balance sheet, leaving us with a reduced debt-to-capitalization ratio of 33% at year-end.
     Our accelerated cost-cutting and restructuring efforts in 2009 were a continuation of the strategic plans initiated in recent years. Specifically, in the last two years, Gibraltar has closed 34% of its facilities, a great majority of which were distribution centers, resulting in reduced costs while retaining our full manufacturing capacity and excellent customer service. Our substantially improved operating efficiency at year-end yielded sales per employee of $340,000, a level that will improve as sales increase.
     Over the last two years, working capital was reduced by $164 million, or 54%, through structural efficiencies attributable to the elimination of inventory at closed distribution facilities and tighter controls and improved systems and processes at continuing operations. Our enhanced focus on inventory management and lean operating initiatives will keep inventory levels low even as our business returns to a period of growth. We lowered our net working capital days to 69 in the fourth quarter of 2009 from 97 days in the prior-year period. Free cash flow in 2009, at 14% of sales, was a new record for us.
     In the last 24 months, we also paid down $230 million, or 47%, of our debt, with $99 million paid down in 2009, reducing our debt to its lowest level in nearly seven years. At the end of 2009, Gibraltar had total debt of $257 million. By March 31, 2010, debt had been further lowered to $207 million, an additional 20% reduction, taking our debt-to-capitalization ratio to approximately 29%.
     As a part of our restructuring efforts, on February 1, 2010, we sold the majority of the manufacturing assets in our non-core Processed Metal Products segment. The cash generated by the reduction in our investment and ultimate liquidation of these assets was approximately $95 million, which was used to reduce debt. This transaction finalized our exit from steel-processing businesses and positions Gibraltar as solely focused on the manufacturing and distribution of products for the building and industrial markets. In these two markets, more than 80% of our sales come from products having the #1 or #2 market share and our value-added component is 20 percentage points higher than the divested steel-processing businesses.
     We also want to reiterate that our manufacturing capacity following the sale of our Processed Metal business — and prior to any additional acquisition activity — is still in excess of $1.4 billion. With our new substantially reduced cost structure, we estimate our break-even point is approximately 20% lower than pre-recession levels. Our current capacity utilization is approximately 45%.

     We expect 2010 will be a better year than 2009 for Gibraltar and we expect a return to profitability. The vast majority of our restructuring activities and costs are behind us. And we start 2010 with higher levels of operating efficiency, improved business processes, more automated systems, and better inventory cost-to-pricing alignment, as well as a stronger balance sheet, less debt, and improved liquidity.
     While our focus is still on preserving cash, closely managing expenses, and de-levering the balance sheet, we will also continue to focus on growth as our end markets continue to show more signs of a sustainable recovery, an operating environment that we hope will solidify later this year. The uncertainty of the last two years and the need to focus on cash conservation necessitated a conservative approach toward growth. We did, however, continue to work on the foundations for growth initiatives including new products and markets, geographic expansion, “bolt-on” opportunities, and new business ventures. As markets normalize, we will find ourselves well prepared to deliver on our growth and performance objectives.
     The structural changes we have implemented have helped our financial performance in the short run, even though many of our efficiency gains have been masked by the unprecedented volume declines in our end markets. More importantly, these structural changes are a significant part of our long-term strategy to position Gibraltar for growth, margin improvement, and enhanced stockholder returns over time.
     We want to thank and acknowledge the people on the Gibraltar Team for generating progressive improvements in all of our businesses and setting in place a firm foundation for new levels of performance and success. We believe our strategy is sound and will deliver solid operating performance improvements and growth in stockholder value as the economy strengthens in 2010 and in future years.
     We also want to thank each stockholder for your continued support.
Sincerely,

Brian J. Lipke	Henning N. Kornbrekke
Chairman and Chief Executive Officer	President and Chief Operating Officer